Exhibit 99.1

Contact:    Ronald Basso
724-873-6788
        Executive Vice President, General Counsel and Secretary
        pr@blackbox.com

FOR IMMEDIATE RELEASE

Black Box Appoints David J. Russo as Senior Vice President, Chief Financial Officer and Treasurer
PITTSBURGH, PENNSYLVANIA, March 24, 2017 -- Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider, announced today that David J. Russo has joined the Company as its Senior Vice President, Chief Financial Officer and Treasurer.
Mr. Russo brings diverse financial acumen and experience building world-class finance organizations that will assist Black Box position itself as The Trusted Digital Partner. He was previously the Senior Vice President and Chief Financial Officer for L.B. Foster. At L.B. Foster, he was an integral part of the leadership team that transformed the company and improved its business model through expanding margins, driving working capital efficiency and effecting strategic investments. Prior to joining L.B. Foster, he was Corporate Controller at Wesco International. At Wesco, he was responsible for daily accounting and reporting oversight for an international network of 360 branch locations, five distribution centers and several larger acquired businesses. Prior to joining Wesco, Mr. Russo held several financial leadership roles for Life Fitness and Bally Manufacturing Corporation. He started his career with Grant Thornton as an Auditor. Mr. Russo holds a B.B.A. in accounting from Notre Dame University.
E.C. Sykes, President and CEO, stated, “David’s seasoned experience as a public company CFO, extensive financial background, and leadership experience will be an important asset to accelerate our path to continuing and improving our financial performance. We feel very fortunate to bring a talented executive with established relationships with our financial partners and his depth of financial experience to our team. Under his guidance and oversight, our disciplined financial accounting culture will expand its capabilities and continue to serve the Company well in the years to come.”
About Black Box
Black Box is a leading digital solutions provider dedicated to helping customers build, manage, optimize, and secure their IT infrastructure. Black Box delivers high-value products and services through its global presence and more than 3,500 team members. To learn more, visit the Black Box website at http://www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

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